Heliogen Announces Appointment of Industrial Energy Transition Veteran Barbara Burger to Board of Directors

Former Chevron executive to bring expertise in industrial growth and energy transition

PASADENA, CA, September 14, 2022 – Heliogen, Inc. (“Heliogen”) (NYSE: HLGN), a renewable energy technology company utilizing concentrated sunlight and thermal storage to decarbonize industry, today announced the appointment of Barbara J. Burger, PhD, as a member of the Board of Directors, effective September 12th. Dr. Burger replaces David Crane following his recent nomination by President Biden to serve as Under Secretary for Infrastructure at the Department of Energy.

“We are pleased to welcome Barbara to the Heliogen Board and are excited to leverage her unique understanding of our customers’ needs for industrial decarbonization,” said Bill Gross, Chairman and Chief Executive Officer of Heliogen. “Her expertise in the energy and chemical sectors combined with her deep experience in industrial growth and innovation will be a key asset to Heliogen as we scale our technology globally and advance our mission to decarbonize heavy industry.

Most recently, Dr. Burger served as Chevron’s Vice President of Innovation and President of Chevron Technology Ventures (CTV). During her more than 30-year career at Chevron, Dr. Burger held management positions across International Marketing, Chemicals, Technology Marketing, Lubricants, Ventures, and Innovation. Additionally, Dr. Burger has held a wide range of civic and industrial leadership governing board and advisory council positions including the MIT Energy Initiative, Houston Exponential, Houston Symphony Society, Oil and Gas Climate Initiative Climate Investment LLP, the National Renewable Energy Laboratory, Greentown Houston, Activate, and Rice University’s Corporate Innovation Practice. Dr. Burger holds a bachelor’s degree in chemistry from the University of Rochester, a doctoral degree in chemistry from the California Institute of Technology, and an MBA in finance with academic honors, from the University of California, Berkeley.

“Heliogen is an exceptional company, and I am honored to join the Board of Directors to help accelerate their growth and their customers’ transition to renewable energy,” said Dr. Burger. “I look forward to the opportunity to join Bill and the rest of the talented Heliogen team as we work to execute the company’s growth strategy and scale its transformative technology.”

About Heliogen

Heliogen is a renewable energy technology company focused on eliminating the need for fossil fuels in heavy industry and powering a sustainable future. Heliogen’s AI-enabled, modular concentrated solar technology aims to cost-effectively deliver near 24/7 carbon-free energy in the form of heat, power, or green hydrogen fuel at scale – for the first time in history. Heliogen was created at Idealab, the leading technology incubator founded by Bill Gross in 1996. For more information about Heliogen, please visit Heliogen.com.

Contacts
Heliogen Media:
Cory Ziskind
ICR, Inc.
HeliogenPR@icrinc.com

Heliogen Investor:
Louis Baltimore
Investor Relations
Louis.Baltimore@heliogen.com